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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF CENTRAL GARDEN & PET]

                                                                Corporate Office
                                                3696 Mt. Diablo Blvd., Suite 310
                                                            Lafayette, CA  94549
                                                                  (510) 283-4573
                                                                  (510) 283-4984
FOR IMMEDIATE RELEASE
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                              Contact:      Gregory Reams
                                            Central Garden & Pet
                                            510/283-4573

                                            Paul Verbinnen/Debbie Miller
                                            Sard Verbinnen & Co
                                            212/687-8080

                     CENTRAL GARDEN & PET COMPANY ANNOUNCES
                SALE OF CONVERTIBLE SUBORDINATED NOTES DUE 2003
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        LAFAYETTE, CA, November 11, 1996 --- Central Garden & Pet Company
(NASDAQ: CENT) announced today that it sold in a private placement $100,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2003 (the "Notes")(plus up to an additional $15,000,000 to cover allotments, if any).

        The Notes are not callable for three years and will be convertible into Central Garden Common Stock at an initial conversion price of $28.00 per share.

        The net proceeds of the offering will be used to repay short-and long-term indebtedness and for potential acquisitions and general corporate purposes, including the pending acquisition of the United States and Canada flea and tick business of Sandoz Agro, Inc.

        The Notes and the Common Stock issuable upon conversion thereof have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

        Central Garden & Pet Company is the leading national distributor of lawn, garden and pet supply products.


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